Exhibit 16.2

Beckstead and Watts, LLP

Certified Public Accountants

2425 W, Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 tel

702.362.0540 fax

December 22, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Lpath, Inc. (formerly Neighborhood Connections, Inc.) (the “Company”) and reported on the financial statements of the Company for the years ended December 31, 2002, 2003, 2004 and 2005, and has reviewed the quarterly financial statements through September 30, 2005. Effective December 1, 2005, we were dismissed by the Company as principal accountants. We have read the Company’s statements included under Item 4 of its Form
8-K/A dated December 20, 2005, and we agree with such statements contained therein, except that we can neither affirm or deny that Levitz, Zacks & Ciceric was not consulted prior to their engagement, or that the Board of Directors approved their appointment.

Sincerely,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP